TECHNOLOGY SALE AGREEMENT

                TECHNOLOGY SALE AGREEMENT made as of the 1st day of January, 2005, between MILESTONE SCIENTIFIC INC., a Delaware corporation (“Milestone”), and CLAUDIA HOCHMAN and MARK HOCHMAN (collectively the “Sellers”).

                WHEREAS, the Sellers have developed the technology, know-how and other intellectual property underlying their invention of (i) a “Pressure/Force Computer Controlled Drug Delivery System”, (ii) a “Universal Syringe Holder Enhancement” (iii) a non-deflecting, non-clogging single use disposable hypodermic needle, (iv) a Handpiece for Injection Device with a retractable rotating needle (US Patent No. 6,428,517 B1), Anti-deflection/force penetration reduction rotating syringe (US Patent No. 6,428,517), for use as a separate drug delivery or aspiration system or as an adjunct to Milestone’s computer controlled anesthesia system known as “The CompuDent/CompuMed/WandTM, (v) a Local Anesthetic and Delivery Injection Unit with Automated Rate Control (US Patent No. 6,652,482 B2), (vi) Safety IV Catheter Infusion Device (US Utility Patent App 10/174,246) (vii) Drug Delivery System with Profiles (notice of allowance issued) and Pressure/Force Computer Controlled Drug Delivery with automated changing (notice of allowance issued) (viii) any and all other patent submissions, past, present and future, that bear the name of one or both of the Sellers (collectively, the Intellectual Property); and

                WHEREAS, the Sellers desire to sell to Milestone and Milestone desires to purchase from Sellers all their rights in and to the Intellectual Property on the terms hereinafter set forth.

                NOW, THEREFORE, in consideration of the sales transaction and the agreements set forth below, the parties have entered into the following transaction and agreements:

1.             Sale of Intellectual Rights. Sellers by this instrument do hereby sell, transfer and assign to Milestone, all of their rights in and to the “Intellectual Property”, including any and all inventions, patent applications and other indicia evidencing or embodying their proprietary rights therein and agree to turn over and deliver to Milestone all documentation relating to the Intellectual Property.

2.             Obtaining Patents. The Sellers agree that they will use their best efforts in cooperation with, and at the request of, Milestone to obtain United States and worldwide patent rights to the Intellectual Property and any improvements thereon or thereto, which together with all patents and patent applications are collectively referred to as the “Proprietary Rights”. The expense for preparing and filing appropriate patent applications and if commercially reasonable, obtaining foreign patents in such jurisdiction as appropriate, shall be borne by Milestone. Sellers shall assign all rights in and to all patent applications, patents and other Proprietary Rights not previously assigned or developed after the date hereof to Milestone.

3.             Further Documentation. The Sellers shall from time to time at the request of Milestone execute and deliver to Milestone such further documentation as requested by Milestone to more effectively transfer and assign the Proprietary Rights to Milestone and to otherwise give effect to this Agreement.

4.             Purchase Price.

                               (a)

(1) As consideration for for US Patent No. 6,652,482 B2 embodying defined newly essential elements to the technology, defining additional elements of the system, and providing longevity for the inclusive and comprehensive patent coverage to previous and current products including The Wand w/ Cruise, WandPlusTM, CompuDentTM, CompuMeTM. the Sellers transfer of the rights in and to the Intellectual Property, including their agreements to cooperate with Milestone in prosecuting patent applications with respect thereto and to transfer and assign any and all Proprietary Rights, Milestone shall pay to Sellers an initial fixed purchase price of 43,424 shares of restricted Common Stock at the time of execution and $145,000 in cash on or about

April 1st, 2005 after the execution hereof and a deferred contingent purchase price in an amount equal to 0.025 (2.5%) percent of the “Net Sales”, as defined below, subsequent to January 1, 2005, of those products sold by Milestone (the “Products”), which embody any of the Proprietary Rights of US Patent No. 6,652,482 B2,as follows:

ASSUMPTIONS AND EXAMPLES:

1.	Proprietary Rights are patented, US Patent No. 6,652,482 B2.

2.	The Product which embodies technology underlying such Proprietary Rights is sold for $660.00 per unit.

3.	Number of units sold is 10 units.

4.	There were no discounts, returns or allowances.

5.	Net Sales of all Products which use such Proprietary rights are $6600.00

THEN Royalties shall be calculated as follows:

Price per Unit x No. of Units x Royalty Rate

$660.00 x 10 x 0.025

$6,600.00 x 0.025 Royalty Rate = $165.00

or-

Net Sales x Royalty Rate = Royalty

$6,600 x 2.5% = $165.00

                                (2) As consideration for U.S. Patent No. 6,428,517 “Hand-Piece for Injection Device With A Retractable And Rotating Needle”, U.S. Patent No. 6,200,289 B2 “Pressure/Force Computer Controlled Drug Delivery System and The Like, U.S. Patent No. 6,726,658 B2 “Safety IV Catheter Infusion Device, U.S. Patent No. 6,786,885 B2 ”Pressure/Force Computer Controlled Drug Delivery System with Exit Pressure Control, Drug Delivery System with Profiles (notice of allowance issued) and Pressure/Force Computer Controlled Drug Delivery with automated changing (notice of allowance issued), and all derivative, divisional and secondary patents of the aforementioned patents, and for any and all other patent submissions, past, present and future, that bear the name of one or both of the Sellers with the exception of Proprietary Rights covered by section 4 (a)(1), Milestone shall pay to the Sellers an amount equal to 0.05% (5%) of the Net Sales of those products sold by Milestone subsequent to January 1, 2005, which embody the Proprietary Rights underlying the above-mentioned patents. The products currently that have embodied these Proprietary rights are the SafetyWandTM, The CompuMed/Wand-PDL Drive Unit device, a.k.a. The CompuDent Single Tooth Anesthesia Drive Unit device, The CompuFloTM.  device, and the SuperSafe – safety engineered dental syringe device.

ASSUMPTIONS AND EXAMPLES:

1.	Proprietary Rights are patented.

2.	The Product which embodies technology underlying such Proprietary Rights is sold for $2.00 per unit.

3.	Number of Units Sold are 10 units.

4.	There were no discounts, returns or allowances.

5.	Net Sales of all Products which embody such Proprietary rights are $20.00.

THEN Royalty shall be calculated as follows:

Price per Unit x No. of Units x Royalty Rate

$2.00 x 10 x 0.05

$200.00 x 0.05 Royalty Rate = $10.00

or-

Net Sales x Royalty Rate = Royalty

$200 x 5% = $10.00
(3) if Milestone sells all or part of the Proprietary Rights or licenses others to use all or any portion of such rights in the production by those other parties of their products, Sellers shall be entitled to receive royalties calculated as provided in 4(a)(1) and 4(a)(2) above on the consideration received by Milestone from any such sale or license. This consideration shall be treated as Milestone’s “Net Sales” for purposes of this Section 4(a)(3).

                               (b)              Milestone shall within 45 days after the end of each calendar quarter pay Sellers the amount of purchase price owing to them for the quarter. Such payment shall be accompanied by statements showing the basis used in calculating the royalties for such period and for each product individually.

                               (c)              For purposes of this section 4 Net Sales shall mean gross sales less returns, discounts and allowances. Purchase price payments for any quarterly period shall be adjusted in subsequent quarters to take into account returns and allowances occurring in these later periods. If by reason of (d) below payments are payable for only a portion of a quarterly period, Sellers shall be entitled to a payment in the amount they would have received if they were entitled to royalties for the full quarterly period multiplied by a fraction in which the numerator shall be the number of days in which they are entitled to royalties and the denominator shall be 90.

                                (d)              Payments shall be made hereunder only until the expiration of the last patent covering any portion of device or devices which embody the Proprietary Rights; provided, however that if no patent has issued and a Milestone Product incorporating the Proprietary Rights faces substantial competition from other products using similar technology the payment hereunder shall be appropriately adjusted by Milestone to eliminate the competitive disadvantage.

                                (e)             In addition Milestone agrees that if one or more patents issues with respect to any pending or future patent application relating to the Proprietary Rights, Milestone will, as soon as practicably thereafter, issue to Sellers five year options to purchase an aggregate of 8,333 shares of Milestone Common Stock at an exercise price per share equal to the fair market value of a share on the date of grant.

                                (f)             Sellers by signing this agreement confirm that (i) they are each an “accredited investor” within the meaning of Rule 215 of the Rules and Regulations under the Securities Act, and (ii) they have acquired the shares to be issued hereunder for investment and acknowledge that the shares cannot be resold or otherwise disposed of until they are registered under the Securities Act and any applicable state securities laws or an exemption from registration is available. Further since the shares will not be registered at the time of issuance, the certificates representing the shares delivered hereunder will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT.

(g) Registration Rights. Milestone shall, as soon as is practicable, but in no event more than thirty (30) days after it has filed it annual report on Form 10-KSB for the financial year 2004, file with the Securities and Exchange Commission, and use its best efforts to cause to become effective, a registration statement on Form S-3 under the Securities Act of 1933 which shall provide for the registration of the shares delivered upon execution of this agreement.

5.             Sellers Warranty. Sellers jointly and severally represent and warrant to Milestone that they have not sold, assigned, transferred or encumbered the Proprietary Rights or any interest thereon to any third party.

6.             Indemnification. Milestone shall defend, at its own cost and expense, any infringement suits that may be brought against Sellers or Milestone on account of the manufacture, production, use or marketing of the Proprietary Information by Milestone or its licensees. Milestone shall indemnify and save harmless Sellers against any and all such patent infringement suits and any claims, costs, expenses and damages which may be incurred by Sellers therein or in settlement thereof. When information is brought to Milestone’s attention indicating that others are unlawfully infringing on its rights with respect to the Proprietary Information, Milestone shall take all steps and commence such legal action which, in the judgment of Milestone, are (a) necessary to protect Milestone’s rights thereto and (b) consistent with Milestone’s then business and financial condition. Seller shall cooperate with Milestone in the prosecution of any such action or litigation.

7.             Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of New York.

8.             Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.             Notice. All notices required or permitted to be delivered pursuant hereto shall be in writing and shall be deemed to have been given upon personal delivery or two (2) days after deposit in the United States mail by registered or certified mail, first class postage prepaid, with return receipt requested, addressed as follows:

If to Milestone	Milestone Scientific, Inc.
220 South Orange Avenue
Livingston, New Jersey 07039
Attn: Leonard Osser

With a copy to:	Morse, Zelnick, Rose & Lander
405 Park Avenue
New York, NY 10022
Attn: Stephen A. Zelnick, Esq.

If to Sellers:	Claudia Hochman, D.D.S
Mark Hochman, D.D.S.
26 Meadow Woods Road
Great Neck, New York 11020

or to such other addresses as may from time to time be designated by the parties by like notice.

10.           Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, assigns and/or legal representatives. In the event that the obligations under this Technology Sale Agreement, do not, for any reaon, automatically survive a sale or transfer of all or a significant part of Milestone’s business or assets to a third party (the “Transferee”), Milestone shall cause the Transferee to assume all of Milestone’s obligations under this Technology Sale Agreement, as amended from time to time. If the undertaking of these obligations, whether by way of automatic survival or by way of assumptions, in their entirety or in part, is impossible, impracticable or of significantly different economic impact on Sellers, Milestone shall use its best efforts to cause the Transferee to provide the Sellers with alternatives that are essentially equivalent in value to the existing obligations of Milestone under this Technology Sale Agreement.

11.           Headings. The descriptive headings used and inserted in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any provisions hereof.

12.           Entire Agreement. This Agreement and any documents or agreements executed by the parties simultaneously herewith constitute the entire understanding and agreement of the parties hereto with respect to the sale of the rights described herein and supersede all other prior agreements or understandings, written or oral, between the parties with respect thereto. This Agreement may not be amended except by a writing signed by Milestone and the Sellers.

N WITNESS WHEREOF, the parties hereto have executed this Technology Sale Agreement as of the day and year first above written.

MILESTONE SCIENTIFIC, INC.

By: /s/ Leonard Osser
Leonard Osser, CEO

/s/ Claudia Hochman DDS
Claudia Hochman, D.D.S.

/s/ Mark Hochman DDS
Mark Hochman, D.D.S.